Exhibit 99.1

Clearfield, Inc. Reports $.03 per Share Quarterly Earnings; Continued Growth in Revenue

Net Sales were $4.7M, up 4% from same quarter of last year

Gross Profit was $1.45M, up 7% from same quarter of last year

Earnings from Continuing Operations of $100K

One-Time Earnings of $297K as a Result of Reversal of Long-Term Lease Obligation

MINNEAPOLIS, MN --(MARKET WIRE)—February 12, 2008 – Clearfield, Inc. (Nasdaq: CLFD formerly operating as APA Enterprises and former symbol APAT) today announced results for the first quarter ending December 31, 2007. The Company reported net income of $395,000 compared to a loss of $429,000 in the same period of the previous year.  Key to the results was ongoing revenue and gross profit growth within its continuing operation (formerly known as APA Cables & Networks, Inc.), the closure of the Optronics business unit, and the reversal of a long-term lease obligation expense reported in a prior period.

Revenue for the quarter ending December 31, 2007 was $4,697,000 in comparison to $4,505,000 for the similar period in 2006, an increase of 4 percent. Gross profit was $1,449,000 in comparison to $1,355,000 for the earlier period, an increase of 7 percent. Net income included a one-time gain of $297,000 achieved from the reversal of the long-term lease obligation related to the purchase and subsequent sale of the Blaine facility that was previously leased.

Backlog for future sales as of December 31, 2007 increased by $577,000 to $1,973,000 from September 30, 2007. The increase in backlog is the result of both heightened demand from target markets as well as operational difficulty experienced late in the quarter due to the Company’s migration from one information technology (IT) platform to another within the time period. The Company believes these challenges are now primarily behind it.

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Clearfield, Inc./page two

Comments on Operations

“Over the past months we have focused the company on building the core business fundamentals of revenue and earnings growth. I am pleased to report the second consecutive quarter of gains in shareholder equity as a result,” explains Cheri Beranek Podzimek, president and CEO of Clearfield. “With our foundation established and with the recent launch of our patented Clearview Cassette technology and associated FieldSmart product line, we are confident that the Company is growing in its ability to compete in the global market.”

About Clearfield, Inc. Clearfield, Inc., formerly APA Cables & Networks designs and manufactures the FieldSmart fiber management platform, which includes its latest generation Fiber Distribution System (FDS) and Fiber Scalability Center (FSC). The FDS and FSC product-lines support a wide range of panel configurations, densities, connectors and adapter options and is offered alongside an assortment of passive optical components. Clearfield also provides a complete line of fiber and copper assemblies for controlled and outside plant environments. Clearfield is a public company, traded on Nasdaq: CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

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Clearfield, Inc./page three

FINANCIAL RESULTS (unaudited)

	Three Months Ended December 31,
	2007	2006

Revenues	$4,697,440	$4,504,508

Cost of revenues	3,247,969	3,149,315

Gross profit	1,449,471	1,355,193

Operating expenses	1,422,459	1,429,561

Income (loss) from continuing operations	27,012	(74,368)

Other income (expense), net	98,087	89,428

Income from continuing operations before income taxes	125,099	15,060

Income tax expense (benefit)	27,170	26,520

Net income (loss) from continuing operations	97,929	(11,460)
Net income (loss) from discontinued operations	342,390	(421,240)
Net gain (loss) on disposal of assets of discontinued operations	(44,951)	3,332
Total Income (loss) from discontinued operations	297,439	(417,908)
Net income	$395,368	$(429,368)

Net income (loss) per share (basic and diluted):
Continuing operations	$0.01	$0.00
Discontinued operations	$0.02	$(0.04)
Total	$0.03	$(0.04)

Weighted average shares outstanding
Basic and diluted	11,872,331	11,872,331

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Clearfield, Inc./page four

FINANCIAL RESULTS (unaudited -continued)

	December 31, 2007	September 30, 2007
Assets
Cash and cash equivalents	$1,158,117	$3,304,645
Available for sale securities	5,050,000	2,825,000
Accounts receivable, net	1,771,608	2,418,651
Inventories	1,565,345	1,595,282
Other current assets	167,557	102,473
Property plant and equipment net	1,798,226	1,773,739
Other assets	3,321,123	3,321,778

Total assets	$14,831,976	$15,341,568

Liabilities
Current liabilities	$1,840,356	$2,515,612
Long-term liabilities	371,751	613,269

Shareholders’ equity
Common stock	118,723	118,723
Additional paid-in capital	52,049,021	52,037,207
Accumulated deficit	(39,547,875)	(39,943,243)
Total shareholders’ equity	12,619,869	12,212,687

Total liabilities and shareholders’ equity	$14,831,976	$15,341,568

Clearfield, Inc. Contact Information:

Cheryl Beranek Podzimek
Chief Executive Officer and President
Investor-relations@clfd.net
763-476-6866

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